ORCHID ISLAND CAPITAL ANNOUNCES FOURTH QUARTER 2020 RESULTS

VERO BEACH, Fla. (February 25, 2021) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended December 31, 2020.

Fourth Quarter 2020 Highlights

•        Net income of $16.5 million, or $0.23 per common share, which consists of:

•        Net interest income of $23.9 million, or $0.34 per common share

•        Total expenses of $2.8 million, or $0.04 per common share

•        Net realized and unrealized losses of $4.6 million, or $0.07 per share, on RMBS and derivative instruments, including net interest expense on interest rate swaps

•        Fourth quarter and full year total dividends declared and paid of $0.195 and $0.79 per common share, respectively

•        Since its initial public offering, the Company has declared cash dividends equaling $11.785 per common share

•        Book value per share of $5.46 at December 31, 2020

•        4.0% economic gain on common equity for the quarter, or 15.8% annualized, comprised of $0.195 dividend per common share and $0.02 increase in net book value per common share, divided by beginning book value per share

•        Company to discuss results on Friday, February 26, 2021, at 10:00 AM ET

•        Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

Management Commentary

Commenting on the fourth quarter and full year results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “Orchid Island Capital generated another quarter of strong returns for stockholders.  For the fourth quarter, Orchid generated a 4.0% return based on a $0.02 per share increase in book value and $0.195 per share of dividends.  This marks the third consecutive quarter of positive returns since the market turbulence of the first quarter – a product of the COVID-19 pandemic and its impact on the economy and financial markets.  Orchid’s strategy of focusing exclusively on Agency RMBS assets since inception with no credit exposure of any kind in any of our assets enabled Orchid to avoid the pitfalls so many around us suffered, in many cases leading to severe financial distress that many have yet to fully recover from.  Managing our portfolio was never more challenging than what we experienced last March.  Our asset selection acumen and disciplined investment style were put to the test, as was our liquidity management skills.  During such periods, relationships with our credit counterparties and their confidence in us were critical.  These relationships have been developed over nearly two decades and continue to pay dividends, especially in times of severe market stress like 2020. Since our difficulties last March were very temporary, we were able to quickly recover and capitalize on the many opportunities available in the market place over the balance of the year.  In fact, in spite of the market disruptions of the first quarter, Orchid generated a positive 2.7% return for stockholders for the year based on a $0.63 per share decline in Orchid’s share price since December 31, 2019, offset entirely by $0.79 per share of dividends.

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

“During the fourth quarter of 2020 we focused on maximizing returns on the portfolio by reducing the income draining effects of prepayments on our premium RMBS.  We shifted the portfolio into lower coupon securities and in some cases shorter maturity securities as well.  Our prepayment rate in the fourth quarter was 16.7 CPR, a 2.4 CPR increase over the third quarter of 2020.  During the fourth quarter, the spread between mortgage rates available to borrowers and rates on an interpolated par priced mortgage backed security, or the primary/secondary spread, continued to compress and rates available to borrowers were the lowest ever experienced. As a result, we were quite happy with the prepayment performance of the portfolio. We were also able to enhance our returns for the fourth quarter by taking advantage of the TBA dollar roll market.  With the Federal Reserve continuing their asset purchases at a rate of $40 billion of Agency RMBS per month, concentrated in production coupons, we continued to modestly expand our use of the very attractive financing offered by the TBA dollar roll market.  Coupled with continued low financing in the traditional repo markets and our low prepayment rates, we were able to continue to generate attractive net interest margins for our stockholders in support of the dividend.  During the fourth quarter, we were also able to raise approximately $36.1 million of additional capital from our at-the-market program at attractive prices relative to our book value while also accretive to earnings.”

Details of Fourth Quarter 2020 Results of Operations

The Company reported net income of $16.5 million for the three month period ended December 31, 2020, compared with net income of $18.6 million for the three month period ended December 31, 2019. The portfolio remains concentrated in specified, fixed rate pools with favorable prepayment characteristics and, to a lesser extent, lower coupon TBAs. With very high refinancing incentives to borrowers as the primary/secondary interest rate spread continued to compress, the Company sold higher coupon fixed rate securities in favor of lower coupon fixed rate bonds and/or shorter maturity securities, again with lower coupons.  Secondly, the Company increased its Agency RMBS portfolio over the course of the fourth quarter through capital raised through the at-the-market program.  Interest income on the portfolio of specified pools was down slightly from the third quarter of 2020.  The yield on our average MBS declined from 3.18% in the third quarter to 2.85% for the fourth quarter, repurchase agreement borrowing costs declined from 0.25% for the third quarter to 0.23% for the fourth quarter, and our net interest spread declined from 2.93% to 2.62% in the fourth quarter.  The decline in net interest income from the MBS portfolio was offset by gains on long TBA positions of approximately $5.5 million.

Book value increased by $0.02 per share as net income of $0.23 per share exceeded the dividend distribution of $0.195 per share, offset by the slightly dilutive effect of shares sold under the Company’s at-the-market program of approximately $0.01 per share. The proceeds of the shares issued were deployed into our Agency RMBS portfolio, which benefited from tightening asset spreads and attractive returns available in the market. As a result, the new capital was accretive to earnings. The Company recorded net realized and unrealized losses of $0.07 per share on Agency RMBS assets and derivative instruments, including net interest expense on interest rate swaps.  As interest rates increased over the course of the fourth quarter, mark to market gains on our hedging instruments were offset by mark to market losses on our Agency RMBS assets.  Absent mark to market losses related to premium lost from paydowns, the RMBS portfolio would have had a slightly positive mark to market gain as spreads on Agency RMBS tightened during the quarter.  Expenses of $2.80 million in the fourth quarter decreased slightly from $2.85 million in the third quarter.

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

Details of Full Year 2020 Results of Operations

Orchid generated net income per share of $0.03 during 2020.  The severe market dislocations in the first quarter required the Company to sell assets and unwind hedge positions to maintain adequate liquidity.  The Company recorded $79.1 million of losses on derivative instruments and $25.0 million of realized losses on our Agency RMBS securities for the year, the overwhelming majority of which occurred in the first quarter.  The Company was able to maintain adequate liquidity to survive the turmoil and was well positioned to benefit from the recovery in asset prices that occurred once the Federal Reserve intervened to stabilize the market.  The Company’s book value increased from $4.65 per share on March 31, 2020 to $5.46 per share on December 31, 2020 as spreads on our portfolio of specified Agency RMBS and lower coupon TBA securities tightened.  The Company’s stock price recovered as well, and we were able to raise additional capital at very modest discounts to book value and deploy the proceeds with very attractive investment opportunities and tightening asset spreads, and thus accretive to earnings.  Our average RMBS holdings declined slightly in 2020 from 2019 and with available yields in the market declining as interest rates fell to all-time low levels, our yield on average MBS declined from 4.14% in 2019 to 3.45% for 2020.  However, because our average cost of funding declined from 2.53% in 2019 to 0.78% for 2020, our net interest spread increased from 1.61% in 2019 to 2.67% for 2020.  For the year we recorded $25.8 million of unrealized gains on Agency RMBS assets. The Company has also increased its use of TBA securities as they offer more attractive funding than the repurchase agreement funding we use for specified pools and do not require us to post collateral to our repo counterparties as a result of prepayments every month. The Company has transitioned our hedge positions away from a concentration in interest rate swaps to a more balanced blend of swaps and option based instruments, such as swaptions and/or swaption strategies involving long/short positions.  The active management of these strategies enhances our liquidity management while also providing better protection for adverse rate movements. General and administrative expenses, inclusive of our management fee, increased slightly from $10.39 million in 2019 to $10.54 million in 2020.

Prepayments

For the quarter ended December 31, 2020, Orchid received $139.4 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 20.1%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
December 31, 2020	16.7	44.3	20.1
September 30, 2020	14.3	40.4	17.0
June 30, 2020	13.9	35.3	16.3
March 31, 2020	9.8	22.9	11.9
December 31, 2019	14.3	23.4	16.0
September 30, 2019	15.5	19.3	16.4
June 30, 2019	10.9	12.7	11.4
March 31, 2019	9.5	8.4	9.2

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS and structured RMBS as of December 31, 2020 and December 31, 2019:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
December 31, 2020
Fixed Rate RMBS	$3,560,746	95.5%	3.09%	339	1-Jan-51
Fixed Rate CMOs	137,453	3.7%	4.00%	312	15-Dec-42
Total Mortgage-backed Pass-through	3,698,199	99.2%	3.13%	338	1-Jan-51
Interest-Only Securities	28,696	0.8%	3.98%	268	25-May-50
Total Structured RMBS	28,696	0.8%	3.98%	268	25-May-50
Total Mortgage Assets	$3,726,895	100.0%	3.19%	333	1-Jan-51
December 31, 2019
Adjustable Rate RMBS	$1,014	0.0%	4.51%	176	1-Sep-35
Fixed Rate RMBS	3,206,013	89.3%	3.90%	342	1-Dec-49
Fixed Rate CMOs	299,205	8.3%	4.20%	331	15-Oct-44
Total Mortgage-backed Pass-through	3,506,232	97.6%	3.92%	341	1-Dec-49
Interest-Only Securities	60,986	1.7%	3.99%	280	25-Jul-48
Inverse Interest-Only Securities	23,703	0.7%	3.34%	285	15-Jul-47
Total Structured RMBS	84,689	2.4%	3.79%	281	25-Jul-48
Total Mortgage Assets	$3,590,921	100.0%	3.90%	331	1-Dec-49

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

($ in thousands)
	December 31, 2020		December 31, 2019
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$2,733,960	73.4%	$2,170,668	60.4%
Freddie Mac	992,935	26.6%	1,420,253	39.6%
Total Portfolio	$3,726,895	100.0%	$3,590,921	100.0%

	December 31, 2020	December 31, 2019
Weighted Average Pass-through Purchase Price	$107.43	$105.16
Weighted Average Structured Purchase Price	$20.06	$18.15
Weighted Average Pass-through Current Price	$108.94	$106.26
Weighted Average Structured Current Price	$10.87	$13.85
Effective Duration(1)	2.360	2.780

(1)      Effective duration is the approximate percentage change in price for a 100 bps change in rates. An effective duration of 2.360 indicates that an interest rate increase of 1.0% would be expected to cause a 2.360% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2020.  An effective duration of 2.780 indicates that an interest rate increase of 1.0% would be expected to cause a 2.780% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2019. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges.  Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

Financing, Leverage and Liquidity

As of December 31, 2020, the Company had outstanding repurchase obligations of approximately $3,595.6 million with a net weighted average borrowing rate of 0.23%.  These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $3,729.5 million and cash pledged to counterparties of approximately $58.8 million. The Company’s leverage ratio at December 31, 2020 was 8.8 to 1. At December 31, 2020, the Company’s liquidity was approximately $227.1 million, consisting of unpledged RMBS and unrestricted cash and cash equivalents.  To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.  Below is a list of our outstanding borrowings under repurchase obligations at December 31, 2020.

($ in thousands)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	in Days
Wells Fargo Bank, N.A.	$421,363	11.7%	0.22%	$22,969	41
Mirae Asset Securities (USA) Inc.	362,434	10.1%	0.25%	19,762	30
Mitsubishi UFJ Securities (USA), Inc.	340,953	9.5%	0.24%	20,112	18
J.P. Morgan Securities LLC	335,287	9.3%	0.24%	19,157	70
ASL Capital Markets Inc.	291,724	8.1%	0.21%	870	35
Citigroup Global Markets, Inc.	222,559	6.2%	0.23%	11,966	12
Cantor Fitzgerald & Co.	214,128	6.0%	0.23%	11,203	24
RBC Capital Markets, LLC	163,155	4.5%	0.22%	9,311	12
Barclays Capital Inc	158,409	4.4%	0.23%	5,499	12
Daiwa Capital Markets America, Inc.	151,432	4.2%	0.24%	7,653	37
Merrill Lynch, Pierce, Fenner & Smith Inc.	150,672	4.2%	0.22%	5,783	14
ING Financial Markets LLC	126,331	3.5%	0.22%	7,115	14
ED&F Man Capital Markets Inc.	115,495	3.2%	0.22%	6,207	13
ABN AMRO Bank N.V.	109,827	3.1%	0.23%	3,267	13
Nomura Securities International, Inc.	104,422	2.9%	0.21%	5,954	48
South Street Securities, LLC	79,298	2.2%	0.28%	4,618	102
Goldman Sachs & Co.	77,823	2.2%	0.22%	4,376	47
BMO Capital Markets Corp.	69,598	1.9%	0.22%	3,942	42
Lucid Cash Fund USG LLC	51,655	1.4%	0.27%	4,171	14
Austin Atlantic Asset Management Co.	25,465	0.7%	0.26%	1,135	4
J.V.B. Financial Group, LLC	23,556	0.7%	0.23%	1,249	15
Total / Weighted Average	$3,595,586	100.0%	0.23%	$176,319	31

(1)      Equal to the sum of the fair value of securities sold, accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities, accrued interest payable and the fair value of securities posted by the counterparties (if any).

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative and other hedging instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented.  At December 31, 2020, such instruments were comprised of U.S. Treasury note (“T-Note”) and Eurodollar futures contracts, interest rate swap agreements, interest rate swaption agreements and “to-be-announced” (“TBA”) securities transactions.

The table below presents information related to the Company’s Eurodollar and T-Note futures contracts at December 31, 2020.

($ in thousands)
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Eurodollar Futures Contracts (Short Positions)
2021	$50,000	1.03%	0.18%	$(424)
U.S. Treasury Note Futures Contracts (Short Positions)(2)
March 2021 5-year T-Note futures
(Mar 2021 - Mar 2026 Hedge Period)	$69,000	0.72%	0.67%	$(186)

(1)      Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.

(2)      T-Note futures contracts were valued at a price of $126.16 at December 31, 2020. The contract value of the short position was $87.1 million.

The table below presents information related to the Company’s interest rate swap positions at December 31, 2020.

($ in thousands)
		Average		Net
		Fixed	Average	Estimated	Average
	Notional	Pay	Receive	Fair	Maturity
Expiration	Amount	Rate	Rate	Value	(Years)
> 3 to ≤ 5 years	$620,000	1.29%	0.22%	$(23,760)	3.6
> 5 years	200,000	0.67%	0.23%	(944)	6.4
	$820,000	1.14%	0.23%	$(24,704)	4.3

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

The following table presents information related to our interest rate swaption positions as of December 31, 2020.

($ in thousands)
	Option			Underlying Swap
			Weighted			Average	Weighted
			Average		Average	Adjustable	Average
		Fair	Months to	Notional	Fixed	Rate	Term
Expiration	Cost	Value	Expiration	Amount	Rate	(LIBOR)	(Years)
Payer Swaptions - Long
≤ 1 year	$3,450	$5	2.5	$500,000	0.95%	3 Month	4.0
> 1 year ≤ 2 years	13,410	17,428	17.4	675,000	1.49%	3 Month	12.8
	$16,860	$17,433	11.0	$1,175,000	1.26%	3 Month	9.0
Payer Swaptions - Short
≤ 1 year	$(4,660)	$(7,730)	5.4	$507,700	1.49%	3 Month	12.8

The following table summarizes our contracts to purchase and sell TBA securities as of December 31, 2020

($ in thousands)
	Notional			Net
	Amount	Cost	Market	Carrying
	Long (Short)(1)	Basis(2)	Value(3)	Value(4)
December 31, 2020
30-Year TBA securities:
2.00%	$465,000	$479,531	$483,090	$3,559
3.00%	(328,000)	(342,896)	(343,682)	(786)
	$137,000	$136,635	$139,408	$2,773

(1)      Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.

(2)      Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.

(3)      Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.

(4)      Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities) at fair value in our balance sheets.

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share data)
Year	Per Share Amount	Total
2013	$1.395	$4,662
2014	2.160	22,643
2015	1.920	38,748
2016	1.680	41,388
2017	1.680	70,717
2018	1.070	55,814
2019	0.960	54,421
2020	0.790	53,570
2021 - YTD(1)	0.130	11,079
Totals	$11.785	$353,042

(1)      On January 14, 2021, the Company declared a dividend of $0.065 per share to be paid on February 24, 2021.  On February 10, 2021, the Company declared a dividend of $0.065 per share to be paid on March 29, 2021. The dollar amount of the dividend declared in February 2021 is estimated based on the number of shares outstanding at February 25, 2021.The effect of these dividends are included in the table above, but are not reflected in the Company’s financial statements as of December 31, 2020.

Peer Performance

The tables below present total return data for Orchid compared to a selected group of peers based on stock price performance for periods through December 31, 2020 and based on book value performance for periods through September 30, 2020.

Portfolio Total Rate of Return Versus Peer Group Average - Stock Price Performance
			ORC Spread
	ORC		Over / (Under)
	Total Rate	Peer	Peer
	of Return(1)	Average(1)(2)	Average(3)
One Year Total Return	5.3%	(13.4)%	18.7%
Two Year Total Return	12.5%	(8.4)%	20.9%
Three Year Total Return	(10.4)%	(8.0)%	(2.4)%
Five Year Total Return	16.2%	22.9%	(6.7)%
Inception to Date (2/13/2013 - 12/31/2020)	20.1%	4.1%	16.0%

Source: SEC filings and press releases of Orchid and Peer Group

(1)      Source of total rate of return for each period is the Bloomberg COMP page and includes reinvested dividends for each period noted.

(2)      The peer average is the unweighted, simple, average of the total rate of return for each of the following companies in each respective measurement period:  AGNC, NLY, ANH, AAIC, ARR, CMO, CHMI and DX.

(3)      Represents the total rate of return for Orchid minus peer average in each respective measurement period.

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

Portfolio Total Rate of Return Versus Peer Group Average - Book Value Performance
			ORC Spread
	ORC		Over / (Under)
	Total Rate	Peer	Peer
	of Return(1)	Average(1)(2)	Average(3)
One Year Total Return	0.9%	(11.7)%	12.6%
Two Year Total Return	(4.3)%	(9.0)%	4.7%
Three Year Total Return	(7.3)%	(9.9)%	2.6%
Five Year Total Return	1.3%	(2.4)%	3.7%
Inception to Date (3/31/2013 - 12/31/2020)(4)	11.9%	(1.4)%	13.3%

Source: SEC filings and press releases of Orchid and Peer Group

(1)      Total rate of return for each period is change in book value per share over the period plus dividends per share declared divided by the book value per share at the beginning of the period.

(2)      The peer average is the unweighted, simple, average of the total rate of return for each of the following companies in each respective measurement period:  AGNC, NLY, ANH, AAIC, ARR, CMO, CHMI and DX.

(3)      Represents the total rate of return for Orchid minus peer average in each respective measurement period.

(4)      Peer book values are not available for Orchid’s true inception date (2/13/2013).  Because all peer book values are not available as of Orchid’s true inception date (2/13/2013), the starting point for Orchid and all of the peer companies is 3/31/2013.

Book Value Per Share

The Company's book value per share at December 31, 2020 was $5.46.  The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At December 31, 2020, the Company's stockholders' equity was $415.3 million with 76,073,317 shares of common stock outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio, consisting of mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”), and the structured RMBS portfolio, consisting of interest-only (“IO”), inverse interest-only (“IIO”) securities and principal only securities (“POs”), among other types of structured Agency RMBS. As of September 30, 2020, approximately 92% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio.  At December 31, 2020, the allocation to the PT RMBS portfolio increased 1% to approximately 93%.

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

The table below details the changes to the respective sub-portfolios during the quarter, as well as the returns generated by each.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest-
	Portfolio	Securities	Only Securities	Sub-total	Total
Market value - September 30, 2020	$3,509,571	$30,796	$-	$30,796	$3,540,367
Securities purchased	1,846,531	832	-	832	1,847,363
Securities sold	(1,508,306)	-	-	-	(1,508,306)
Losses on sales	(465)	-	-	-	(465)
Return of investment	n/a	(2,769)	-	(2,769)	(2,769)
Pay-downs	(136,615)	n/a	n/a	n/a	(136,615)
Premium lost due to pay-downs	(13,408)	n/a	n/a	n/a	(13,408)
Mark to market gains (losses)	891	(163)	-	(163)	728
Market value - December 31, 2020	$3,698,199	$28,696	$-	$28,696	$3,726,895

The tables below present the allocation of capital between the respective portfolios at December 31, 2020 and September 30, 2020, and the return on invested capital for each sub-portfolio for the three month period ended December 31, 2020.  The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately 5.4% and (0.7)%, respectively, for the fourth quarter of 2020.  The combined portfolio generated a return on invested capital of approximately 4.9%.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest-
	Portfolio	Securities	Only Securities	Sub-total	Total
December 31, 2020
Market value	$3,698,199	$28,696	$-	$28,696	$3,726,895
Cash	299,506	-	-	-	299,506
Borrowings(1)	(3,595,586)	-	-	-	(3,595,586)
Total	$402,119	$28,696	$-	$28,696	$430,815
% of Total	93.3%	6.7%	0.0%	6.7%	100.0%
September 30, 2020
Market value	$3,509,571	$30,796	$-	$30,796	$3,540,367
Cash(2)	133,694	-	-	-	133,694
Borrowings(3)	(3,281,303)	-	-	-	(3,281,303)
Total	$361,962	$30,796	$-	$30,796	$392,758
% of Total	92.2%	7.8%	0.0%	7.8%	100.0%

(1)      At December 31, 2020, there were outstanding repurchase agreement balances of $20.6 million secured by IO securities.  We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(2)      At September 30, 2020, cash was decreased by unsettled purchases of approximately $113.7 million, which have already been reflected in the market value of the portfolio.

(3)      At September 30, 2020, there were outstanding repurchase agreement balances of $22.7 million secured by IO securities.  We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

($ in thousands)
Returns for the Quarter Ended December 31, 2020
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest-
	Portfolio	Securities	Only Securities	Sub-total	Total
Income / (loss) (net of borrowing cost)	$23,921	$(39)	$-	$(39)	$23,882
Realized and unrealized (losses) / gains	(12,980)	(163)	-	(163)	(13,143)
Derivative gains	8,538	n/a	-	n/a	8,538
Total Return	$19,479	$(202)	$-	$(202)	$19,277
Beginning Capital Allocation	$361,962	$30,796	$-	$30,796	$392,758
Return on Invested Capital for the Quarter(1)	5.4%	(0.7)%	-	(0.7)%	4.9%
Average Capital Allocation(2)	$382,041	$29,746	$-	$29,746	$411,787
Return on Average Invested Capital for the Quarter(3)	5.1%	(0.7)%	-	(0.7)%	4.7%

(1)           Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

(2)           Calculated using two data points, the Beginning and Ending Capital Allocation balances.

(3)           Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage

Stock Offerings

On August 4, 2020, we entered into an equity distribution agreement (the “August 2020 Equity Distribution Agreement”) with four sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $150,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions.  Through December 31, 2020, we issued a total of 9,848,513 shares under the August 2020 Equity Distribution Agreement for aggregate gross proceeds of approximately $52.5 million, and net proceeds of approximately $51.6 million, net of commissions and fees. Subsequent to December 31, 2020 through February 25, 2021, we issued a total of 308,048 shares under the August 2020 Equity Distribution Agreement for aggregate gross proceeds of approximately $1.6 million.

On January 20, 2021, we entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC (the “Underwriter”), relating to the offer and sale of 7,600,000 shares of our common stock. The Underwriter purchased the shares of common stock from us pursuant to the Underwriting Agreement at $5.20 per share. In addition, we granted the Underwriter a 30-day option to purchase up to an additional 1,140,000 shares of our common stock on the same terms and conditions, which the Underwriter exercised in full on January 21, 2021. The closing of the offering of 8,740,000 shares of our common stock occurred on January 25, 2021, with net proceeds to us of approximately $45.3 million after deduction of estimated offering expenses.

Stock Repurchase Program

On July 29, 2015, the Board of Directors passed a resolution authorizing the repurchase of up to 2,000,000 shares of the Company’s common stock.  As part of the stock repurchase program, shares may be purchased in open market transactions, including through block purchases, privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Open market repurchases will be made in accordance with Exchange Act Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of open market stock repurchases. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 4,522,822 shares of the Company’s common stock. The authorization does not obligate the Company to acquire any particular amount of common stock, and the program may be suspended or discontinued at the Company’s discretion without prior notice.

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

Since inception of the program through December 31, 2020, the Company repurchased a total of 5,685,511 shares at an aggregate cost of approximately 40.4 million, including commissions and fees, for a weighted average price of 7.10 per share. During the year ended December 31, 2020, the Company repurchased a total of 19,891 shares at an aggregate cost of approximately $0.1 million, including commissions and fees, for a weighted average price of $3.42 per share. However, we did not repurchase any shares of our common stock during the three months ended December 31, 2020. As of December 31, 2020, the remaining authorization under the repurchase program is for up to 837,311 shares of the Company’s common stock.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, February 26, 2021, at 10:00 AM ET.  The conference call may be accessed by dialing toll free (833) 794-1168.  International callers dial (236) 714-2726.  The conference passcode is 9406887.  The supplemental materials may be downloaded from the investor relations section of the Company’s website at www.orchidislandcapital.com. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at https://ir.orchidislandcapital.com and an audio archive of the webcast will be available until March 29, 2021.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency and CMOs, such as mortgage pass-through certificates issued by the GSEs and (ii) structured Agency RMBS, such as IOs, IIOs and POs, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, liquidity, pledging of our structured RMBS, funding levels and spreads, prepayment speeds, portfolio positioning and repositioning, hedging levels, dividends, growth, the supply and demand for Agency RMBS, the effect of actions of the U.S. government, including the Federal Reserve, market expectations, the stock repurchase program and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.orchidislandcapital.com

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of December 31, 2020, and December 31, 2019, and the unaudited quarterly results of operations for the twelve and three months ended December 31, 2020 and 2019.  Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	December 31, 2020	December 31, 2019
ASSETS:
Total mortgage-backed securities	$3,726,895	$3,590,921
Cash, cash equivalents and restricted cash	299,506	278,655
Accrued interest receivable	9,721	12,404
Derivative assets, at fair value	20,999	-
Receivable for securities sold	414	-
Other assets	516	100
Total Assets	$4,058,051	$3,882,080

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$3,595,586	$3,448,106
Dividends payable	4,970	5,045
Derivative liabilities, at fair value	33,227	20,658
Accrued interest payable	1,157	11,101
Due to affiliates	632	622
Other liabilities	7,188	1,041
Total Liabilities	3,642,760	3,486,573
Total Stockholders' Equity	415,291	395,507
Total Liabilities and Stockholders' Equity	$4,058,051	$3,882,080
Common shares outstanding	76,073,317	63,061,781
Book value per share	$5.46	$6.27

ORC Announces Fourth Quarter 2020 Results

February 25, 2021

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Years Ended December 31,		Three Months Ended December 31,
	2020	2019	2020	2019
Interest income	$116,045	$142,324	$25,893	$37,529
Interest expense	(25,056)	(83,666)	(2,011)	(20,022)
Net interest income	90,989	58,658	23,882	17,507
(Losses) gains	(78,317)	(24,008)	(4,605)	3,841
Net portfolio income	12,672	34,650	19,277	21,348
Expenses	10,544	10,385	2,798	2,736
Net income	$2,128	$24,265	$16,479	$18,612
Basic and diluted net income per share	$0.03	$0.43	$0.23	$0.29
Weighted Average Shares Outstanding	67,210,815	56,328,027	70,532,822	63,124,260
Dividends Declared Per Common Share:	$0.790	$0.960	$0.195	$0.240

	Three Months Ended December 31,
Key Balance Sheet Metrics	2020	2019
Average RMBS(1)	$3,633,631	$3,705,920
Average repurchase agreements(1)	3,438,444	3,631,042
Average stockholders' equity(1)	396,016	393,748
Leverage ratio(2)	8.8:1	8.8:1

Key Performance Metrics
Average yield on RMBS(3)	2.85%	4.05%
Average cost of funds(3)	0.23%	2.21%
Average economic cost of funds(4)	0.91%	1.78%
Average interest rate spread(5)	2.62%	1.84%
Average economic interest rate spread(6)	1.94%	2.27%

(1)      Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.

(2)      The leverage ratio is calculated by dividing total ending liabilities by ending stockholders’ equity.

(3)      Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.

(4)      Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.

(5)      Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.

(6)      Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.